EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2014, relating to the financial statements and financial statement schedule of Century Aluminum Company and subsidiaries, and the effectiveness of Century Aluminum Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Century Aluminum Company and subsidiaries for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
November 7, 2014